AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED [__]

Ally Robotics, Inc.

12280 NE District Way

Bellevue, Washington 98005

up to

3,148,148 shares of Common Stock

We are offering up to 3,148,148 shares of Common Stock on a “best efforts” basis without any minimum target.

Common Stock Shares	Price to Public	Underwriting Discounts and Commissions*	Total Number of Shares Being Offered	Proceeds to Company Before Expenses**
Maximum	$2.70	$0.027	3,148,148	$8,415,000

* The Company has engaged Dalmore Group, LLC to serve as the broker/dealer of record. The Company will pay Dalmore Group, LLC in accordance with the terms of the Broker-Dealer Agreement between the Company and Dalmore Group, LLC, attached as Exhibit 1.1 hereto. As compensation for the Services, the Company shall pay to Dalmore a fee equal to 1% of the aggregate amount raised by Dalmore Group. If the maximum amount of shares is sold, the maximum amount the Company would pay Dalmore Group, LLC is $85,000.

There will also be a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by Dalmore Group, LLC. The firm will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore Group, LLC as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time fee of $15,000 for these services. See "Plan of Distribution and Selling Securityholders" for details of compensation and transaction fees to be paid to the placement agent.

**Ally Robotics, Inc. (the “Company”) expects that the amount of expenses of the offering that it will pay will be approximately $47,500, not including commissions or state filing fees.

The Company is selling shares of Common Stock.

Investors in this offering will grant an irrevocable voting proxy to the company’s President that will limit their ability to vote their shares of Common Stock purchased in this offering until the occurrence of certain events specified in the proxy, none of which may ever occur.

This offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this offering. All funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and Dalmore Group. Once investor subscriptions are accepted by the Company and by Dalmore funds will be deposited into an account controlled by the Company.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the Commission, or (3) the date at which the offering is earlier terminated by the Company in its sole discretion. There is no minimum target for this offering and the Company may accept investor subscriptions on a rolling basis. After each acceptance of subscriptions, funds tendered by investors will be available to the Company for its use. The offering is being conducted on a best-efforts basis.

THE   UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)I OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately [_].

The Company is following the “Offering Circular” format of disclosure under Regulation A.

In the event that we become a reporting company under the Securities Exchange Act of 1934, we intend to take advantage of the provisions that relate to “Emerging Growth Companies” under the JOBS Act of 2012. See “Summary -- Implications of Being an Emerging Growth Company.”

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

☐	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

☐	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

☐	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

☐	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

☐	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Summary of the Offering

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Corporation”, “Company”, “Ally”, “Ally Robotics”, “Super ArmCo, Inc.”, “we”, “our”, and “us” refer to Ally Robotics, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

Ally Company Overview

Ally is building a reliable, smart, and safe light-weight robotic arm for the restaurant industry and beyond. Our team has a wealth of experience in robotics, computer vision, machine learning, and manufacturing, and we are bringing this experience to democratize robotics through an affordable hardware platform and an easy to use, no-code software platform that leverages the latest developments in artificial intelligence.

We are backed by Miso Robotics, a leader in the restaurant technology industry, and by Wavemaker Labs, a premier robotics and automation corporate innovation studio. We are based in Bellevue, Washington and are currently working on our first prototypes.

To date, Ally has not yet recognized any revenue. Additionally, the independent CPA has included a “going concern” note in its Independent Auditor’s Report on the Company’s financial statements, suggesting there is substantial doubt about the Company’s ability to continue as a going concern.

Restaurant Industry Overview

By working with our early stage pilot partner, Miso Robotics, we will be helping to disrupt the $232 billion quick service restaurant (QSR) and fast-food industry. There is a significant labor shortage in the restaurant industry today with 800,000 vacant roles as of 2021. At the same time, real estate and food costs are increasing, impacting the already low margin business. Health and safety concerns are on the rise across the industry, and recent events have accelerated the demand for low-touch preparation and cooking, as well as delivery and self-pickup services. The QSR industry will face slowing or negative growth if they are unable to adapt to rapidly changing consumer demands. With these considerations in mind, we believe automation in the restaurant industry is not a choice, but rather a necessity for survival. We believe Ally is well positioned to support a solution to both the labor shortage and the demands of customers, with a robot arm that is affordable enough to make sense for the bottom lines of most companies in the QSR space.

Robotics Industry Overview

While Ally Robotics will begin with commercialization in the restaurant industry, there is massive demand across almost every industry for a lightweight, safe, affordable, and smart robotic arm. Potential Ally customers can be roughly broken down across two categories: service robotics companies and collaborative robotics companies. Service robots perform useful tasks for human beings outside the industrial or factory space, while collaborative robotics do the same, but in the industrial or factory space. The combined global market value for service and collaborative robots was $33.8 billion in 2021, and that combined market is expected to grow to at least $113.8 billion by 2027.

Our Product

We are developing our first working prototype robotic arm, which allows us to test hardware and software features as we iterate towards a production ready model. Capital raised in this round will help us finance the next steps in our product development roadmap. We plan to have our first prototype ready for testing with Miso Robotics in 2022, and our production ready version complete in 2023, at which point we will pivot to scaled manufacturing, likely with an external contract manufacturing partner.

Selected Risks Associated With The Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We are an early stage company and have not yet generated any recurring revenue.
●	Any valuation at this stage is difficult to assess.
●	We have a limited operating history upon which to evaluate our performance and have not yet generated profits.
●	Our technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully working prototype of our core product.
●	We will be required to raise additional capital in order to develop our technology and prototype.
●	Our company does not yet hold any patents on any products or technology.
●	We rely on a small management team to execute our business plan.
●	Our failure to attract and retain highly qualified personnel in the future could harm our business.
●	Our future revenue plans rely on purchases from existing robotics companies, including our first pilot partner, Miso robotics.
●	We may not find suppliers to manufacture the machines.

●	The Company’s business model is capital intensive.
●	We could be adversely affected by product liability, personal injury or health and safety issues.
●	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.
●	We may never have an operational product or service.
●	Certain data and information in this offering circular were obtained from third-party sources and were not independently verified by the Company.
●	There is no current market for any shares of the Company’s stock.
●	We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

Offering Terms

Securities Offered	Maximum of 3,148,148 shares of Common Stock.
Minimum Investment	$999, or 370 shares of Common Stock.
Securities outstanding before the Offering:
Common Stock	7,100,000 shares
Preferred Stock	0 shares
Securities outstanding after the Offering:
Common Stock (assuming a fully subscribed offering)	10,248,148 shares
Preferred Stock	0 shares
Irrevocable Proxy	Investors in this offering will grant an irrevocable voting proxy to our President that will limit their ability to vote their shares until the occurrence of certain events specified in the proxy, none of which may ever occur.
Use of Proceeds	The proceeds of this offering will be used for product development, personnel, and general overhead.

Risk Factors

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risks Related to Our Company

We are an early stage company and have not yet generated any recurring revenue.

Ally, Inc. ("Ally") was formed on November 30, 2021. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market.

Any valuation at this stage is difficult to assess.

The valuation for this Offering was established by the Company and is not based on the financial results of the Company. Instead, it is based on management’s best estimates of the investment value of the Company, which is a subjective measure. This differs significantly from listed companies, which are valued publicly through market-driven stock prices. The valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

We have a limited operating history upon which to evaluate our performance and have not yet generated profits.

We are a new company and have neither generated revenue, nor have we had any significant operating history. As such, it is difficult to determine how we will perform, as our core product has yet to come market.

Our technology is not yet fully developed, and there is no guarantee that we will be able to develop and produce a fully functional prototype of our core product to test at a pilot partner facility.

We are still developing our prototypes and have yet to finalize a version of the robotic arm that will go into mass production. We still have significant engineering and development work to do before we are ready to deliver a working version of our product that we can manufacture at scale, and sell to attain revenue. We may be unable to convert our prototype to a production ready version. Additionally, we may not be able to make a transition to mass production, either via in house manufacturing or contract manufacturers.

We will be required to raise additional capital in order to develop our technology and prototype.

We will not be able to sell or distribute a working version of our product if we cannot raise debt or equity financing.

The Company does not yet hold any patents on any products or technology.

While we are in the process of filing provisional patents, we do not yet hold any patents on our product, and so cannot guarantee that our product or technology is proprietary nor that it may be copied by another competitor. Because of this, our technology is not currently proprietary and could be easily copied by other companies.

We rely on a small management team to execute our business plan.

Our management team is currently small and made up of only three individuals, who we rely on to guide the product and business development of the Company. Mitch Tolson, our CEO, and Aaron Brown, our CTO, are both full-time, while our COO, David Harder, is currently part time. Because our COO is part time, there is a risk he will be unable to devote his full attention to the Company, potentially delaying or degrading our ability to finalize our supply chain management plans, and our approach to scaled contract manufacturing.

Our failure to attract and retain highly qualified personnel in the future could harm our business.

As the Company grows, it will be required to hire and attract additional qualified professionals such as software engineers, robotics engineers, machine vision and machine learning experts, project managers, regulatory professionals, sales and marketing professionals, accounting, legal, and finance experts. The Company may not be able to locate or attract qualified individuals for such positions, which will affect the Company’s ability to grow and expand its business.

Our near-term revenue growth plans rely on integrating our robotic arm with existing robotics companies’ products.

Our largest stream of projected revenue in the near-term comes from selling our robotic arms as components to existing robotics companies. While we have one statement of intent in place with an existing robotics company, Miso Robotics, to purchase our product, that statement is non-binding. If Miso Robotics decided not to move forward with a purchase order and we are unable to find alternative partners, it will greatly affect our business model and jeopardize our go-to-market strategy.

We may not find suppliers to manufacture the machines.

Ally will not manufacture their robots arms at scale completely in house, and therefore will rely on third party manufacturers and suppliers in order to build machines and scale production in the future. The Company has not yet finalized which manufacturers and suppliers it will work with for the production version of the robotic arm we plan to manufacture at scale, and we are currently vetting and building relationships with potential partners. Without the right suppliers and manufacturing partners, Ally may not be able to build their machines at the targeted price point.

The Company’s business model is capital intensive.

The amount of capital the Company is attempting to raise in this Offering is not enough to sustain the Company’s current business plan. In order to achieve near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If the Company is not able to raise sufficient capital in the future, then it will not be able to execute its business plan, its continued operations will be in jeopardy and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets, which could cause a Purchaser to lose all or a portion of their investment.

We could be adversely affected by product liability, personal injury or other health and safety issues.

As with almost any company working in robotics, and particularly the food industry, we must adhere to strict health and safety standards. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common or Preferred Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

We may never have an operational product or service.

It is possible that there may never be a fully operational Ally robotic arm or that the product may never be used to engage in transactions. It is possible that the failure to release the product is the result of a change in business model upon Company's making a determination that the business model, or some other factor, will not be in the best interest of Company and its stockholders/members/creditors.

Certain data and information in this offering circular were obtained from third-party sources and were not independently verified by the Company.

This offering circular contains certain data and information that we obtained from various publicly available third-party publications. We have not independently verified the data and information contained in such third-party publications and we did not commission any such third party for collecting or providing the data used in this offering circular. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods we would have used. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, none of these sources are incorporated by reference into this offering circular.

The independent CPA has included a “going concern” note in its Independent Auditor’s Report on our financial statements. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has not generated profits since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern for the next twelve months is dependent upon its ability to generate sufficient cash flows from operations to meet its obligations, which it has not been able to accomplish to date, and/or to obtain additional capital financing. No assurance can be given that the Company will be successful in these efforts. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities.

Risks Related to the Securities in this Offering

There is no current market for any shares of the Company's stock.

There is no formal marketplace for the resale of the Company’s Common Stock. Shares of Common Stock may be traded on the over-the-counter market to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time or be able to pledge their shares as collateral.

The Bylaws of the Company include a forum selection clause, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents.

Our Bylaws (the “Bylaws”) require that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim for breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim governed by the internal affairs doctrine, in each case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein.

Our Bylaws provide that this exclusive forum provision will not apply to claims arising under the Securities Act. Further, this provision will not apply to claims arising under the Exchange Act, as Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. This forum selection provision in our Bylaws may limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or agents, which may discourage lawsuits against us and such persons. It is also possible that, notwithstanding the forum selection clause included in our Bylaws, a court could rule that such a provision is inapplicable or unenforceable

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreement, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreement.

Investors in this offering will be bound by the subscription agreement, which includes a provision under which investors waive the right to a jury trial of any claim they may have against the Company arising out of or relating to the agreement, including any claims made under the federal securities laws. By signing the agreement, the investor warrants that the investor has reviewed this waiver with his or her legal counsel, and knowingly and voluntarily waives the investor’s jury trial rights following consultation with the investor’s legal counsel.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the federal securities laws has not been finally adjudicated by a federal court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of Delaware, which governs the agreement, by a federal or state court in the State of Washington. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently, and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against the Company in connection with matters arising under the agreement, including claims under the federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against the Company. If a lawsuit is brought against the Company under the agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms the agreement with a jury trial. No condition, stipulation or provision of the subscription agreement serves as a waiver by any holder of the Company’s securities or by the Company of compliance with any substantive provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when the shares are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to the shares or to the transferor with regard to ownership of the shares, that were in effect immediately prior to the transfer of the shares, including but not limited to the subscription agreement.

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 has spread to many countries, including the United States, and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have intensified and the U.S., Europe and Asia have implemented severe travel restrictions and social distancing. The impacts of the outbreak are unknown and rapidly evolving. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Company’s shares and investor demand for shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

To date, our operations have not been materially impacted. The COVID-19 pandemic has not limited the ability of our engineers to work together on product development efforts. These team members have been able to complete work remotely and, while following all national, state, and local guidelines, in person. However, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Investors in this offering have assigned their voting rights.

In order to subscribe to this offering, each investor will be required to grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the company’s President. This irrevocable proxy will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the company’s IPO or acquisition by another entity, which may never happen.

Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early-stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, giving effect to full conversion of all outstanding stock options, and assuming that the shares are sold at $2.70 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception, which gives investors a better picture of what they will pay for their investment compared to the Company’s insiders than just including such transactions for the last 12 months, which is what the SEC requires.

					Effective Cash Price
				Total Issued	per Share at Issuance
			Potential	and Potential	or Potential
	Date Issued	Issued Shares	Shares	Shares	Conversion
Common Shares:	2021	7,100,000		7,100,000	$0.0001

Options
$0.10 Options	2021/2022		2,150,000	2,150,000	$0.1000

Total Common Share Equivalents	2021/2022	7,100,000	2,150,000	9,250,000	$0.0233

Investors in Reg A+ offering, assuming full amount raised	2022		3,148,148	3,148,148	$2.70	(1)

Total After Inclusion of this Offering		7,100,000	5,298,148	12,398,148	$0.70

The following table demonstrates the dilution that new investors will experience upon investment in the Company. This table uses the Company’s net tangible book value as of December 31, 2021 of $0 which is derived from the net equity of the Company in the December 31, 2021 audited financial statements. This tangible net book value is then adjusted to contemplate conversion all other convertible instruments outstanding at current that would provide proceeds to the Company, which is $215,000 based on the exercise price on the outstanding stock options. The offering costs assumed in the following table includes up to $85,000 in commissions to Dalmore Group, LLC, as well as legal and accounting fees incurred for this Offering. The table presents three scenarios for the convenience of the reader: a $850,000 raise from this offering, a $4,250,000 raise from this offering, and a fully subscribed $8,500,000 raise from this offering (maximum offering).

On Basis of Full Conversion of Issued Instruments	$0.85 Million Raise	$4.25 Million Raise	$8.5 Million Raise
Price per Share	$2.70	$2.70	$2.70
Shares Issued	314,815	1,574,074	3,148,148
Capital Raised	$850,000	$4,250,000	$8,500,000
Less: Offering Costs	$(54,750)	$(88,750)	$(131,250)
Net Offering Proceeds	$795,250	$4,161,250	$8,368,750
Net Tangible Book Value Pre-financing	$215,000	$215,000	$215,000
Net Tangible Book Value Post-financing	$1,010,250	$4,376,250	$8,583,750

Shares issued and outstanding pre-financing	9,250,000	9,250,000	9,250,000

Post-Financing Shares Issued and Outstanding	9,564,815	10,824,074	12,398,148

Net tangible book value per share prior to offering	$0.023	$0.023	$0.023
Increase/(Decrease) per share attributable to new investors	$0.082	$0.381	$0.669
Net tangible book value per share after offering	$0.106	$0.404	$0.692
Dilution per share to new investors ($)	$2.594	$2.296	$2.008
Dilution per share to new investors (%)	96.09%	85.03%	74.36%

The next table is the same as the previous but adds in consideration of authorized but unissued stock options, presenting the fully diluted basis. This adds 750,000 pre-financing shares outstanding and is not adjusted for potential conversion proceeds on the hypothetical exercise of these options.

On Basis of Full Conversion of Issued Instruments and Authorized but Unissued Stock Options	$0.85 Million Raise	$4.25 Million Raise	$8.5 Million Raise
Price per Share	$2.70	$2.70	$2.70
Shares Issued	314,815	1,574,074	3,148,148
Capital Raised	$850,000	$4,250,000	$8,500,000
Less: Offering Costs	$(54,750)	$(88,750)	$(131,250)
Net Offering Proceeds	$795,250	$4,161,250	$8,368,750
Net Tangible Book Value Pre-financing	$215,000	$215,000	$215,000
Net Tangible Book Value Post-financing	$1,010,250	$4,376,250	$8,583,750

Shares issued and outstanding pre-financing	10,000,000	10,000,000	10,000,000
Post-Financing Shares Issued and Outstanding	10,314,815	11,574,074	13,148,148

Net tangible book value per share prior to offering	$0.022	$0.022	$0.022
Increase/(Decrease) per share attributable to new investors	$0.076	$0.357	$0.631
Net tangible book value per share after offering	$0.098	$0.378	$0.653
Dilution per share to new investors ($)	$2.602	$2.322	$2.047
Dilution per share to new investors (%)	96.37%	86.00%	75.82%

The final table is the same as the previous two, but removes the assumptions of conversion of options, and consideration of authorized but unissued stock options, instead only presenting issued shares (common shares).

On Issued and Outstanding Basis:	$0.85 Million Raise	$4.25 Million Raise	$8.5 Million Raise
Price per Share	$2.70	$2.70	$2.70
Shares Issued	314,815	1,574,074	3,148,148
Capital Raised	$850,000	$4,250,000	$8,500,000
Less: Offering Costs	$(54,750)	$(88,750)	$(131,250)
Net Offering Proceeds	$795,250	$4,161,250	$8,368,750
Net Tangible Book Value Pre-financing	$-	$-	$-
Net Tangible Book Value Post-financing	$795,250	$4,161,250	$8,368,750

Shares Issued and Outstanding Pre-Financing	7,100,000	7,100,000	7,100,000
Post-Financing Shares Issued and Outstanding	7,414,815	8,674,074	10,248,148

Net tangible book value per share prior to offering	$-	$-	$-
Increase/(Decrease) per share attributable to new investors	$0.107	$0.480	$0.817
Net tangible book value per share after offering	$0.107	$0.480	$0.817
Dilution per share to new investors ($)	$2.593	$2.220	$1.883
Dilution per share to new investors (%)	96.03%	82.23%	69.76%

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

Use of Proceeds To The Issuer

Assuming a maximum raise of $8,500,000, the net proceeds of this offering would be approximately $8,367,5000 after subtracting estimated offering costs of $85,000 to Dalmore Group, LLC in commissions, and $47,500 in audit, legal, and filings fees. If Ally successfully raises the maximum amount under this raise the Company intends to hire additional personnel in engineering and product development, spend additional on marketing to expand our potential market share, in addition to being able to fund a minimum viable product which can be used to begin production.

Assuming a raise of $4,250,000, representing 50% of the maximum offering amount, the net proceeds would be approximately $4,160,000 after subtracting estimated offering costs of $42,500 to Dalmore Group, LLC in commissions and $47,500 in audit, legal, and filings fees. In such an event, Ally would hire a few less personnel in engineering, and marketing, but still be able to fund its minimum viable product and move into full production.

Assuming a raise of $850,000, representing 10% of the maximum offering amount, net proceeds would be approximately $794,000 after subtracting estimated offering costs of $8,500 to Dalmore Group, LLC in commissions and $47,500 in audit, legal, and filings fees. In this scenario, Ally would hire engineers to focus on product development of our prototypes, however we would need to raise additional funds to build our production ready minimum viable product.

The Company does not intend to use any proceeds from this offering to pay back any outstanding promissory notes.

Please see the table below for a summary our intended use of proceeds from this offering:

	10% of Maximum Offering	50% of Maximum Offering	Maximum Offering
Total Raise	$850,000	$4,250,000	$8,500,000
Commissions	$8,500	$42,500	$85,000
Fixed Costs	$47,500	$47,500	$47,500
Net Proceeds	$794,000	$4,160,000	$8,367,500

Percent
Allocation	Category	%	Category	%	Category
40%	Product Development	40%	Product Development	40%	Product Development
30%	Payroll	30%	Payroll	30%	Payroll
10%	General Administrative	10%	General Administrative	10%	General Administrative
20%	Marketing	20%	Marketing	20%	Marketing

Because the offering is a “best efforts”, we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

Our Business

Company History

Ally was incorporated on November 30, 2021 when our team identified the market need for a lightweight, and affordable robotic arm, and also assessed the commercial readiness of key artificial intelligence technology to be incorporated into the final product. Our CEO, Mitch Tolson, worked as a consultant for Miso Robotics for several years, developing both software and hardware. Mitch understood the markets Miso was planning to address, and the cost reductions necessary to feasibly do so at scale, including the need to for a more affordable robotic arm. Ally’s team went straight to work mapping Miso’s needs and initiated a design process for a robot arm that would fit the restaurant technology market. Once the initial designs and business model were complete and reviewed, Miso signed a non-binding statement of intent to purchase and integrate $30M worth of Ally robotic arms into their Flippy product line. By early 2022, Ally had scaled an R&D team and produced its first early concept prototype and appearance models.

Product Overview

Ally is building a reliable, smart, and safe light-weight robotic arm for the restaurant industry and beyond. Our robotic arm will fill a gap in the market to supply collaborative and service robotics technology companies who are looking for a solution at a price point to reliably service low margin industries, as well as being able deploy the robot into environments where there aren’t necessarily expert roboticists and computer programmers to operate a traditional robot. Our robot arm is sized similarly to a human arm, and meant to be integrated into service locations with little or no additional equipment or hardware required, nor the need to completely redesign a production line or work cell to accommodate a robot. The form factor is perfect for companies which are simply adding robotic workers in spaces previously occupied by humans, such as frying stations in fast food restaurants, and don’t necessarily have the capital or desire to completely redesign or rebuild their work spaces purely to accommodate robots.

Two factors are driving our product development and will also differentiate us from our competition: being affordable and being smart. We accomplish affordability by having manufacturability and price point in mind since day one. We are already starting supply chain management planning for our production versions in order to source the best, but also the lowest cost possible, materials for our use cases in the service and collaborative robotics industries. This means taking into consideration costs and lead times for sourcing, and stockpiling early in order to meet future customer demands on time and at the right price, as well as building relationships with potential suppliers and contract manufactures. We do not plan to use cash raised from this fundraise to pay for inventory stockpiles, instead we are in the process of securing debt financing to purchase materials for future commercially viable units. We are also designing the robotic arm with a first-principles approach in order to find novel, lower cost solutions for robotic joints, actuation, and end-effectors. Based on our early estimates of cost savings due to our novel hardware design concepts and plans for alternative lower cost materials and components, we believe we can deliver robotic arms at-cost 30 percent lower than the price of off-the-shelf robotic arms currently used in the service industry.

The other variable differentiating Ally arms is our decision to use the cutting edge in artificial intelligence software methodologies, Deep Reinforcement Learning (Deep RL) to make our robotic arms smart. We are developing this software internally, and do not plan to use third party vendors for our commercialized product. Smart in this context means, once we have fully implemented Deep RL, and our AI models are fully trained using both simulation data and real world testing data, our robotic arms will require little if any traditional software programming. Using sensors, including video cameras, the Ally arm will be able to collect sensory data to understand its world as well as the tasks it needs to perform. The robot will learn tasks via a technique called imitation learning, which, in short, means the robot can watch a human being performing a task, and then, with a little bit of additional training and human supervision, execute the tasks using its own hardware. Similar to a human being, the robotic arm will use sensory data and understanding of a desired task to control its own hardware to execute that task. Relatedly, our advanced AI will be able to adapt to most of the idiosyncrasies of tasks and environments in which our robotic arms find themselves, without intervention by operators or programmers.

Here are some product features, both our hardware and software, we are currently developing and intend to integrate into the production version of our Ally robotic arms:

Hardware

●	Quasi direct drive actuators 30 percent the cost of traditional actuator

●	Developed novel, lower-cost robotic joints to double torque with zero velocity loss

●	Developing a single hand-grip end effector we believe can accommodate the majority of human workflow automation

●	Designed from day one with manufacturability and affordability in-mind; using low-cost materials from prototype to production

Software

●	Leveraging cutting edge artificial intelligence: deep reinforcement learning

●	Minimal traditional programing required, similar to other “no-code” solutions, but for real world robotics

●	Robot uses imitation learning; behaviors and tasks can be trained by anyone through demonstration, similar to a human being

Market

Restaurant Market

By working with our pilot partner, Miso Robotics, we will be helping to disrupt the $232 billion quick service restaurant (QSR) and fast-food industry. There is a significant labor shortage in the restaurant industry today with 800,000 vacant roles as of 2021. At the same time, real estate and food costs are increasing, impacting the already low margin business. Health and safety concerns are on the rise across the industry, and recent events have accelerated the demand for low-touch preparation and cooking, as well as delivery and self-pickup services. The QSR industry will face slowing or negative growth if they are unable to adapt to rapidly changing consumer demands. With these considerations in mind, we believe automation in the restaurant industry is not a choice, but rather a necessity for survival. We believe Ally is well positioned to support a solution to both the labor shortage and the demands of customers, with a robot arm that is affordable enough to make sense for the bottom lines of most companies in the QSR space.

Robotics Market

While Ally Robotics will begin with commercialization in the restaurant industry, there is massive demand across almost every industry for a lightweight, safe, affordable, and smart robotic arm. Potential Ally customers can be roughly broken down across two categories: service robotics companies and collaborative robotics companies. Service robots perform useful tasks for human beings outside the industrial or factory space, while collaborative robotics do the same, but in the industrial or factory space. The combined global market value for service and collaborative robots was $33.8 billion in 2021, and that combined market is expected to grow to at least $113.8 billion by 2027.

Manufacturing

As described above, we are building the Ally robotic arm with manufacturability and low costs materials in mind, including novel joint and end-effector designs, as well as materials and component planning that take into account costs and potential supply chain challenges. The strategy for manufacturing will evolve with production volumes, using our internal resources and off the shelf components to build our first prototypes and pilot products, then leveraging contract manufacturers to meet scaled product demand. We have not yet identified any contract manufacturers that we intend to engage for future production, although we are currently in discussions with potential partners. In the near term, all Ally prototypes will be produced internally and locally in order to maintain control over quality and cost, and most importantly, to ensure there is a direct source of feedback for ongoing product improvement.

Initially, we are planning to produce small volumes of protypes and pilot units internally and through local contractors for certain parts or sub-assemblies, which will need to be specially made for Ally. This will allow Ally to rapidly address any issues that may arise while testing our early units with our pilot partner, Miso Robotics, and help ensure a smooth ramp-up for the contract manufacturer. We anticipate this phase lasting until early 2023 when we finalize our first production ready version. Once released for production, we plan to meet demand using output from our chosen contract manufacturing partner. This will allow Ally to focus on machine learning and machine vision development, software control mechanics, and customer success programs without restricting production volumes. We will also choose a contract manufacturing partner that has the expertise and resources to overcome supply chain issues which we anticipate to be challenging over the next few years.

Go-to-Market Strategy

Ally Robotics Go-to-Market strategy can be divided across three phases. Phase 1 will be focused on supplying Miso robotics with robotic arms to be integrated into their Flippy 2 and Flippy Wings products. We have already signed a R&D partnership agreement with Miso, including a non-binding statement of intent to purchase Ally robotic arms with a potential commercial value of $30 million, but there is no guarantee that this order will be completed or we will receive any of these revenues. Once we have a production ready version of our robotic arm, planned for early 2023, we plan to begin contract manufacturing units at scale for delivery to Miso, starting in middle or late 2024. The trusted relationship with our pilot partner is vital, because we will continue to work with Miso to refine the Ally product with their feedback, as units are integrated and deployed with Flippy product line. By 2025, we expect to have achieved our target robotic arm cost savings compared to the current off-the-shelf robotic arm currently used at Miso, a savings we anticipate to be at least 30 percent.

After refining our product with Miso, we plan to expand aggressively during Phase 2 by partnering with customers in the collaborative and service robotics space looking for an affordable, lightweight, and smart robotic arm. Potential industry focus includes: the restaurant and hospitality industry, with expansion beyond QSR; the manufacturing industry, including tasks such as welding, assembly, and machine tending; the healthcare industry, specifically tasks supporting maintenance and operation of healthcare facilities, support for elder care and assisted living facilities; and the construction industry, including tasks involving jobsite operational support, as well as finishing work such as framing, painting, and drywall.

We anticipate phase 3 of our company to involve massive scaling and delivery of our product direct to consumers. By the time our technology matures, both hardware and artificial intelligence, we believe we will be able to deliver a robot arm affordable enough for an average retail customer to purchase, and smart enough to learn and execute a variety of tasks. Customers could be buying Ally arms to use in their own households, to help with cleaning and other chores, Potential customers may also purchase and employ a larger number of Ally robotic arms to start their own small business. We also foresee robotic arms being useful during this phase in more exotic locations, such as supporting tasks on space craft.

Competition

In the robotic arm market, we view the competitive environment for our products to be broken down across two dimensions: affordability, and intelligence. Using this analytical method, there are roughly three groupings of competitors currently producing robotic arms, or supplying software to control robotic arms. The first are companies making very smart artificial intelligence driven software, but are not making any of their own hardware. This group includes Covariant, Right Hand Robotics, and Vicarious. While the software being developed is world class, these companies are forced to support the current hardware on the market, which remains extremely expensive and only able to operate at scale in a relatively limited set of industrial use cases. The second group of companies are the large, traditional industry leaders, such as Kuka, ABB, Fanuc, and Yaskawa. These companies produce very successful products, however their products are not affordable, smart, nor are most lightweight. These robots are predominantly purchased by large companies with scaled manufacturing operations and big budgets, such as Toyota, Foxconn, or LG Electronics. These companies are willing to pay top dollar to employ robots to move heavy objects, or complete tasks requiring exacting precision, or both. These companies can also afford teams of software engineers and operators who can program and maintain integrated robotic systems. However, these companies’ products are too expensive and too overbuilt for places like the service and hospitality industry, or light manufacturing. The last group of competitors are building lightweight and affordable hardware, but they are not delivering smart software. Companies like Haddington Dynamics and Universal Robotics fit into this category. While Ally’s hardware is similar to their products, competitors in this group do not deliver smart and adaptable software, still requiring engineering and operational support most business cannot afford.

Employees

The Company is currently led by CEO Mitch Tolson, CTO Aaron Brown, COO David Harder, and CFO Kevin Morris. Ally also relies on a combination of full time employees, part-time employees, and contractors for a variety of functions, including product development, marketing, business development, and finance. As a part of our capital raise, we plan to initially hire a number of engineers to assist in product development, with the main goal of finishing our minimum viable product and preparing for production. Additional hires will include individuals in marketing, and administrative roles.

The Company’s Property

The Company currently leases workspace at the Steve Ballmer Building, 12280 NE District Way, Bellevue, Washington, 98005.

Management’s Discussion and Analysis on Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Operating Results – Fiscal Period Ended December 31, 2021

The Company is in an early stage of development and has not generated revenue for the period ended December 31, 2021.

Our costs and expenses currently consist of product development materials and salaries for employees and contractors related to engineering, research and development, business development, marketing, fundraising, and administration. From the Company’s inception on November 30, 2021 to December 31, 2021, these expenses totaled $710.

Since the end of the period covered by our financial statements, we expect to have increases in our legal and professional, research and development, marketing, and administrative expenses. Labor costs from full time and part time employees will also increase as we begin to ramp up prototype development efforts. From January 1 to March 30, 2022, these expenses totaled $811,287.

Liquidity and Capital Resources – Fiscal Years Ended December 31, 2021

As of December 31, 2021, the Company’s cash on hand was $0. As of March 30, 2022, the Company’s cash on hand was $293,147.

The Company has not generated recurring revenue and requires the continued infusion of new capital to continue business operations. The Company plans to continue to try to raise additional capital through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent additional capital, the Company may be forced to significantly reduce expenses and could become insolvent.

Since the end of the period covered by our financial statements, the following occurred:

In January 2022, the Company entered into a convertible promissory note agreement with Miso Robotics, Inc., a related entity and founding stockholder of the Company, for a principal amount of $1,000,000. The note bears interest at 5% per annum and matures on the earlier of a) January 7, 2024 or b) at the closing of the next equity financing, at the lender’s election. The conversion price is a 20% discount to the lowest share pricing in the triggering equity financing. This note is senior to all other unsecured debts of the Company. For instance, assuming the Company borrows the entire principle amount and without taking into account accrued interest, if the note converts at the close of this Offering, 444,444 shares of Common Stock will be issued to Miso Robotics, Inc.

On February 25, 2022, the Company changed its name from Super Armco, Inc. to Ally Robotics, Inc.

Through April 18, 2022, the Company granted 150,000 options at an exercise price of $0.10 per share, with a four-year vesting period.

Plan of Operations

The Company began ramping up research and development of its prototype in early 2022, and finished its first actuated prototype in March of 2022. Ally plans to complete its first production ready version for contract manufacturing, and eventual sale to Miso Robotics, by early 2023. Prior to that date, we anticipate increased expenses associated with engineering, research and development, business development, and fundraising. Any delays in the development process can possibly have an effect on the Company’s ability to deliver a production ready version on time. These delays could be the result of inadequate financing and capital, inability to hire required staff, lack of manufacturing resources, supply chain challenges, or unforeseen delays in the development process.

We have not yet generated any revenues and we currently have a small team of full time and part time employees and consultants that have helped us build a working prototype. If we raise the lowest amount set out in our “Use of Proceeds”, we will begin hiring more engineers to help us complete a fully working prototype and a minimal viable product which would allow us to start scaled production and deliver product on our statement of intent with Miso Robotics. Based on our projections, we estimate that within 12 months, we will be able to start production, and deliver our first commercially viable robotic arms to potential customers sometime in 2023.

We believe raising the lowest amount of our “Use of Proceeds” will satisfy our cash requirements to implement our plan of operations. If we are able to raise more than the lowest amount, we will be able to speed up prototyping and production, and potentially deliver units to our future customers faster than initially planned. If we raise the maximum amount of funds, we do not anticipate having to raise additional capital for the business. However, raising the minimum amount or less would almost certainly result in us having to raise additional funds within 12 to 16 months. In this scenario, we would seek to raise more funds through additional Regulation A offerings, as well as institutional capital via Regulation D.

Although many businesses are financially impacted by COVID-19, we believe our product will see an increase in demand due to the touchless nature of the product. However, the effects of COVID-19 are rapidly growing and remain uncertain for the foreseeable future.

Trend Information

The Company has had minimal expenses since launching in late 2021, but we are currently ramping expenses to support product development and business development. We expect to have increases in our legal and professional, research and development, marketing, and administrative expenses throughout 2022. Labor costs from full time and part time employees will also increase as we ramp up prototype development efforts. From January 1 to March 30, 2022, these expenses totaled $811,287.

The Company has not generated revenue to date, we do not anticipate generating revenue in 2022, and Ally requires the continued infusion of new capital to continue business operations. The Company plans to continue to try to raise additional capital through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent additional capital, the Company may be forced to significantly reduce expenses and could become insolvent.

We intend to secure revenue generating customers via binding purchase agreements beyond the non-binding statement if intent to purchase Ally robotic arms from Miso Robotics, however there is no guarantee this will occur nor is there a guarantee on timeline to secure purchase orders.

Directors, Executive Officers, and Significant Employees

Name	Position	Age	Term in Office
Executive Officers
Mitch Tolson	CEO and Director	38	Indefinite, appointed November 2021
Kevin Morris	CFO and Director	40	Indefinite, appointed November 2021
Aaron Brown	CTO	39	Indefinite, appointed April 2022
David Harder	COO	54	Indefinite, appointed April 2022
Directors
Mike Bell	Director	57	Indefinite, appointed November 2021

Mitch Tolson, Chief Executive Officer & Director

With over 32 years of entrepreneur experience, 24 years of that within engineering and over 15 years of experience in robotics, Mitch has focused on systems engineering, robotics, operations and business as a multi-functional organizational leader. His startup experience ranges from brand design and marketing to product and program management to engineering and operations. He’s formed, coached and ran several companies across construction, food and tech industries. He's designed two-stroke engines, motorcycle frames, semi-truck air assemblies, fuel lines, electrical harnesses, and mobile robots. Mitch has architected, designed, programmed and supported live site deployments of over 100 software applications ranging from financial management systems, to work management systems, to API services that serviced 10's of thousands of concurrent users. He's also worked extensively through change management and quality processes under ISO 9001. Mitch has architected and implemented many engineering process improvements  from drawing release to ECN management, to knowledge management to hyper scale CI/CD pipelines. He’s formed and ran many teams within larger organizations such as robotics, product lifecycle management, DevOps and Engineering Systems. Mitch enjoys coaching, teaching and inspiring students within athletics and STEM organizations. Mitch holds a BS in Mechanical Engineering, Mechatronics from the University of Washington.

Kevin Morris, Chief Financial Officer and Director

CFO Kevin Morris also serves as CFO of Piestro, Inc., an autonomous pizzeria; CFO of Future Pearl Labs, Inc. (dba Bobacino), developer of an autonomous boba tea shop; Principal Financial Officer of Graze, Inc, developer of an autonomous commercial lawnmower; CFO of Future Acres, Inc., developer of an autonomous farm transport robot; and CFO of Miso Robotics, a robotic kitchen assistant company in Southern California. Morris also oversees operations, finance and strategy at Wavemaker Labs, a corporate venture studio founded in 2016. Previously, Morris was COO/CFO of Denim.LA, Inc. (dba DSTLD), where he oversaw operations, finance, customer service and market strategy and analytics from 2014-2019. Before DSTLD, Morris was the Vice President of Sales at Elegant Sports (Adidas Gymnastics) from 2013-2014 and worked at the International Revenue Management sector of American Airlines from 2012-2013. He obtained an MBA from the UCLA Anderson School of Management in 2011.

Mike Bell, Director

Director Mike Bell was appointed CEO of Miso Robotics in August 2020 after serving as the Chairman of the Board of Directors for nearly one year. For the past twenty-five years, Mike has served as CEO/President/COO in early-stage tech startups and public company roles. Most recently, Michael served as Chief Operating Officer at Ordermark, a leading restaurant technology company. Prior to Ordermark, Mike was President at Bridg, a venture-backed software company providing a B2C CRM for some of the nation’s leading restaurant brands. He also served as CEO/President of Infrascale, SOS Online Backup, 3PL Central, and Software.com. Early in his career, Mike co-founded Encore Software and served as its CEO for fourteen years. During this time Mike and his team grew Encore to become one of the largest consumer software publishers in North America and one of the fastest-growing – having twice been named to Inc. Magazine’s Inc 500 list.

Aaron Brown, Chief Technology Officer

CTO Aaron Brown is a technology and people leader who has spent 18 years working at the intersection of Software, AI and hardware systems. Aaron has successfully deployed at scale IoT, ML and cloud solutions for Fortune 500 businesses and Startups. Aaron is a passionate servant leader with a focus on building high performing teams, helping people grow and applying intelligent software to help customers solve real world problems. Aaron has led numerous products including the first innovation team at Stanley Black and Decker to commercialize an applied AI product for industry and an automated jobsite tool for rail line maintenance. Aaron led a development team at a medical devices startup to help deliver a world first to solve critical safety accidents at industrial job sites. Aaron has delivered technology solutions across a variety of industries including industrial, mining, medical and consumer.

David Harder, Chief Operating Officer

COO David Harder has over 20 years experience in global sourcing, procurement, and supply chain. He has a successful track record of bringing innovative products to market and enabling digital transformation across telecom, hardware, software, and retail industries from his senior leadership roles at Nokia, Microsoft, Gap Inc. and Logicsource. He consistently delivers value and savings through keen negotiation and collaborative vendor relationships. David is known for identifying pressing supply chain and operational challenges, building strategy, fostering integration, then driving execution. He has deep international experience from stints as an ex-pat in the UK and Finland. David holds an MBA from the University of Texas and a BS in Industrial Engineering from Purdue.

Compensation of Directors and Executive Officers

None of our directors or executive officers received any compensation in 2021. For the period from January 1 to March 30, 2022, we compensated our directors and executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation		Other Compensation	Total Compensation
Mitch Tolson	CEO and Director	$265,800	(1)	$0	$265,800
David Harder	COO	$120,000	(1)	$0	$120,000
Aaron Brown	CTO	$230,000	(1)	$0	$230,000
Mike Bell	Director	$0		$0	$0
Kevin Morris	CFO and Director	$0		$0	$0

(1) Annual salaries.

Kevin Morris and Mike Bell are part-time employees and do not receive any cash compensation. At this point, the Company has no intention to change the compensation for any directors or officers following a successful fundraise.

Security Ownership of Management and Certain Security Holders

Title of Class	Name and address of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Class
	Miso Robotics, Inc. 650 E Green St, Pasadena, CA 91101	6,600,000 shares held directly	0	92.96%
Common Stock	Wavemaker Labs, Inc. 1661 E. Franklin Ave., El Segundo, CA 90245	500,000 shares held directly	0	7.04%
Common Stock	Mitch Tolson 16103 Kelly Rd NE Duvall, WA 98019	0 shares held directly	1,800,000	20.22%
Common Stock	Mike Bell 1028 9th Street Manhattan Beach, CA 90266	0 shares held directly	100,000	1.39%
Common Stock	Kevin Morris c/o Future VC, LLC, 1661 E. Franklin Ave., El Segundo, CA 90245	0 shares held directly	100,000	1.39%
Common Stock	David Harder 16935 NE 19th Pl Bellevue, WA 98008	0 shares held directly	35,000	0.49%
Common Stock	Aaron Brown 19285 Megly Ct Lake Oswego, OR 97035	0 shares held directly	100,000	1.39%
Officers and Directors as a Group (5 persons)				%
Common Stock		0 shares held directly	2,135,000	23.12%

Amounts are as of April 21, 2022. The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not add up to 100%.

Mike Bell is the CEO and Kevin Morris is the CFO of Miso Robotics, which owns a majority share of Ally Robotics.

Stock Incentive Plan

In January 2022, the Company adopted its Stock Incentive Plan, by which 2,900,000 shares of Common Stock are to be reserved for issuance under the plan. All officers and employees of the Company, and certain advisors and contractors will be able to participate in the plan on equal basis.  To date, options to acquire 2,150,000 have been issued under the plan.

Interest of Management and Others in Certain Transactions

In April 2022, the Company entered into a R&D partnership agreement with Miso Robotics, including a non-binding statement of intent to purchase Ally robotic arms with a potential commercial value of $30 million. Miso Robotics owns a majority share of Ally Robotics.

In January 2022, the Company issued a convertible promissory note to Miso Robotics in the amount of $1,000,000 and bearing an interest rate of 5% per annum. Miso Robotics owns a majority share of Ally Robotics.

In January 2022, the Company signed a Master Services Agreement (“MSA”) with Wavemaker Labs, where Wavemaker Labs would provide various business consulting services for the Company. The MSA will be included as Exhibit 6.1 to the offering statement, of which this offering circular is part. Wavemaker Labs owns a 7.04 percent share of Ally Robotics.

Securities Being Offered

General

The Company is offering Common Stock to investors in this offering. As such, under this Offering Statement, of which this Offering Circular is part, the Company is qualifying up to 3,148,148 shares of Common Stock. The shares of Common Stock will be subject to an irrevocable proxy whereby all voting rights will be held by the company's President.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Amended and Restated Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation, and our Bylaws, and applicable provisions of the Delaware General Corporation Law.

Our authorized capital stock consists of 40,000,000 shares of Common Stock, $0.0001 par value per share, and 10,000,000 shares of Preferred Stock, $0.0001 par value per share.

Common Stock

Voting Rights and Proxy

Each holder of Common Stock has the right to one vote per share of Common Stock, and be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The subscription agreement that investors will execute in connection with this offering grants an irrevocable proxy to the Company’s President to (i) vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement. The full subscription agreement appears as Exhibit 4.1 to the Offering Statement of which this Offering Circular forms a part.

Election of Directors

Elections of directors don’t need to be by written ballot unless the Bylaws of the Corporation shall so provide.

Dividend Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

Liquidation Rights

In the event of any Liquidation Event, whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution will be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

Other Rights

The Common Stock is not redeemable by any holder thereof.

Preferred Stock

As of the date of this offering circular, no classes of preferred stock have been designated by our Board of Directors.

Provisions of Note in Our Bylaws

Under Article VII of our Bylaws, the sole and exclusive judicial forum for the following actions will be the Court of Chancery of the State of Delaware:

(1) Any derivative action or proceeding brought on behalf of the Corporation;

(2) Any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders;

(3) Any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws;

(4) Any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or

(5) Any action asserting a claim against the Corporation governed by the internal affairs doctrine.

Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. This provision is not interpreted to apply to actions arising under the Securities Act. Further, it does not apply to actions arising under the Exchange Act as Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Plan of Distribution and Selling Security Holders

Plan of Distribution

The Company is offering up to 3,148,148 shares of Common Stock on a “best efforts” basis at a price of $2.70 per share under this Offering Statement, of which this Offering Circular is a part. We intend for this offering to continue until May 1, 2023, one year following qualification by the SEC, or until sooner terminated by the company.

The Company has engaged Dalmore Group, LLC as its broker/dealer of record. Dalmore Group, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to the placement agents in connection with this offering assuming the maximum amount is raised:

Public Offering Price	$2.70
Commission	$85,000
Proceeds, before expenses, to us	$8,415,000

Other Terms

Dalmore Group, LLC has also agreed to perform the following services in exchange for the compensation discussed above:

•	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer of the Company;

•	Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the Investors participation;

•	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;

•	Not provide any investment advice nor any investment recommendations to any investor;

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

•	Coordinate with third party providers to ensure adequate review and compliance.

In addition to the commission described above, the Company will also pay a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with the Company’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the offering. Dalmore Group will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time Consulting Fee of $15,000 for these services.

Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the Company to Dalmore Group, LLC will be approximately $105,000 in cash.

Selling Security holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

WAX, Inc. will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investor’s Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, ACH, credit card, or debit card only, checks will not be accepted. Upon acceptance of the investors’ subscriptions, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $999, or 370 shares of Common Stock.

Investors will be required to subscribe to the Offering via the third-party platform managed by Wax, Inc., and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the agreement to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. To the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. We believe that the exclusive forum provision applies to claims arising under the Securities Act, but there is uncertainty as to whether a court would enforce such a provision in this context. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations thereunder.

Jury Trial Waiver

The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the agreement, including any claim under federal securities laws.  By signing the subscription agreement an investor will warrant that the investor has reviewed this waiver with the investor’s legal counsel, and knowingly and voluntarily waives his or her jury trial rights following consultation with the investor’s legal counsel. If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. In addition, by agreeing to the provision, subscribers will not be deemed to have waived the Company’s compliance with the federal securities laws and the rules and regulations promulgated thereunder.

ALLY ROBOTICS, INC.

FINANCIAL STATEMENTS AND INDEPENDENT AUDITOR’S REPORT

DECEMBER 31, 2021

To the Board of Directors of

Ally Robotics, Inc.

Bellevue, Washington

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statements of Ally Robotics, Inc. (the “Company”) which comprise the balance sheet as of December 31, 2021, and the related statements of operations, changes in stockholders’ equity, and cash flows for the period from November 30, 2021 (inception) to December 31, 2021, and the related notes to the financial statements.

In our opinion, the financial statements referred to above presents fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the period then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statements, the Company has not yet commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated revenues or profits since inception. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statements that is free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

April 18, 2022

ALLY ROBOTICS, INC.

BALANCE SHEET

December 31,
2021
ASSETS
Current assets:
Deferred offering costs	$6,875
Total assets	$6,875
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,875
Total liabilities	6,875
Stockholders' equity:
Preferred stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued or outstanding	-
Common stock, $0.0001 par value, 40,000,000 shares authorized, 7,100,000 shares issued and outstanding	710
Accumulated deficit	(710)
Total stockholders' equity	-
Total liabilities and stockholders' equity	$6,875

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

ALLY ROBOTICS, INC.

STATEMENT OF OPERATIONS

For the Period from
November 30, 2021
(inception) to
December 31, 2021
Net revenue	$-
Operating expenses:
General and administrative	710
Total operating expenses	710
Loss from operations	(710)
Provision for income taxes	-
Net loss	$(710)
Weighted average common shares outstanding - basic and diluted	7,100,000
Net loss per common share - basic and diluted	$(0.0001)

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

ALLY ROBOTICS, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

						Total
	Preferred Stock		Common Stock		Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Deficit	Equity
Balances at November 30, 2021 (inception)	-	$-	-	$-	$-	$-
Issuance of founders' common stock	-	-	7,100,000	710	-	710
Net loss	-	-	-	-	(710)	(710)
Balances at December 31, 2021	-	$-	7,100,000	$710	$(710)	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

ALLY ROBOTICS, INC.

STATEMENT OF CASH FLOWS

For the Period from
November 30, 2021
(inception) to
December 31, 2021
Cash flows from operating activities:
Net loss	$(710)
Adjustments to reconcile net loss to net cash used in operating activities:
Issuance of founders' common stock	710
Net cash used in operating activities	-
Net change in cash and cash equivalents
Cash and cash equivalents at beginning of period	-
Cash and cash equivalents at end of period	$-
Supplemental disclosure of cash flow information:
Cash paid for income taxes	$-
Cash paid for interest	$-
Supplemental disclosure of non-cash investing activities:
Deferred offering costs included in accounts payable	$6,875

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

ALLY ROBOTICS, INC.

STATEMENT OF CASH FLOWS

1.	NATURE OF OPERATIONS

Ally Robotics, Inc. (the “Company”) was incorporated on November 30, 2021 under the laws of the State of Delaware. On February 25, 2022, the Company changed its name from Super Armco, Inc. to Ally Robotics, Inc. The Company was formed to build affordable, safe, lightweight, and smart robotic arms for the restaurant industry. The Company is headquartered in Santa Monica, California.

As of December 31, 2021, the Company has not commenced planned principal operations. The Company’s activities since inception have primarily consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure funding to operationalize the Company’s planned operations or failing to profitably operate the business.

2.	GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet commenced planned principal operations, plans to incur significant costs in pursuit of its capital financing plans, and has not generated revenues or profits since inception. The Company’s ability to continue as a going concern for the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to obtain additional capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("GAAP"). The Company’s fiscal year is December 31.

Use of Estimates

The preparation of the Company’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates and assumptions reflected in these financial statements include, but are not limited to, the valuations of common stock and stock options. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties including, but not limited to, the need for protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history. The Company has been significantly impacted by the COVID-19 pandemic and has unknown continued impacts from the ongoing COVID-19 pandemic.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. At December 31, 2021, the Company did not have any cash.

ALLY ROBOTICS, INC.

STATEMENT OF CASH FLOWS

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less at the date of purchase to be cash equivalents.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•	Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•	Level 3—Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The carrying values of the Company’s assets and liabilities approximate their fair values.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized as deferred offering costs on the balance sheet. The deferred offering costs are charged to stockholders’ equity/(deficit) upon the completion of an offering or to expense if the offering is not completed. As of December 31, 2021, the Company had capitalized $6,875 in deferred offering costs.

Revenue Recognition

ASC Topic 606, “Revenue from Contracts with Customers” establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers.

Revenues are recognized when control of the promised goods or services are transferred to a customer, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its agreements: 1) identify the contract with a customer; 2) identify the performance obligations in the contract; 3) determine the transaction price; 4) allocate the transaction price to performance obligations in the contract; and 5) recognize revenue as the performance obligation is satisfied. To date, no revenue has been recognized.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The Company measures all stock-based awards granted to employees, directors and non-employee consultants based on the fair value on the date of the grant and recognizes compensation expense for those awards, net of estimated forfeitures, over the requisite service period, which is generally the vesting period of the respective award. For awards with service-based vesting conditions, the Company records the expense for using the straight-line method. For awards with performance-based vesting conditions, the Company records the expense if and when the Company concludes that it is probable that the performance condition will be achieved.

ALLY ROBOTICS, INC.

STATEMENT OF CASH FLOWS

The Company classifies stock-based compensation expense in its statement of operations in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified.

The fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. The Company historically has been a private company and lacks company-specific historical and implied volatility information for its stock. Therefore, it estimates its expected stock price volatility based on the historical volatility of publicly traded peer companies and expects to continue to do so until such time as it has adequate historical data regarding the volatility of its own traded stock price. The expected term of the Company’s stock options has been determined utilizing the “simplified” method for awards that qualify as “plain-vanilla” options. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. Expected dividend yield is based on the fact that the Company has never paid cash dividends on common stock and does not expect to pay any cash dividends in the foreseeable future. Determining the appropriate fair value of stock-based awards requires the input of subjective assumptions. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes. Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse. A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized. We assess our income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date. In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy will be to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements.

The Company recognizes deferred tax assets to the extent that it believes that these assets are more likely than not to be realized. In making such a determination, the Company considers all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax-planning strategies, and results of recent operations. The Company assessed the need for a valuation allowance against its net deferred tax assets and determined a full valuation allowance is required due to a taxable loss for the period ended December 31, 2021. Deferred tax assets were calculated using the Company’s combined effective tax rate, which it estimated to be 28.0%. The effective rate is reduced to 0% due to the full valuation allowance on its net deferred tax assets.

The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception, other than minimum state tax. The Company is not presently subject to any income tax audit in any taxing jurisdiction, though its 2021 tax years remain open to examination.

ALLY ROBOTICS, INC.

STATEMENT OF CASH FLOWS

Net Loss per Share

Net earnings or loss per share is computed by dividing net income or loss by the weighted-average number of common shares outstanding during the period, excluding shares subject to redemption or forfeiture. The Company presents basic and diluted net earnings or loss per share. Diluted net earnings or loss per share reflect the actual weighted average of common shares issued and outstanding during the period, adjusted for potentially dilutive securities outstanding. Potentially dilutive securities are excluded from the computation of the diluted net loss per share if their inclusion would be anti-dilutive. As all potentially dilutive securities are anti-dilutive as of December 31, 2021, diluted net loss per share is the same as basic net loss per share. Potentially dilutive securities consisted of outstanding stock options as of December 31, 2021 (see Note 4).

Recently Adopted Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021. Early adoption is permitted. The Company is currently evaluating the impact on its financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and has issued subsequent amendments to this guidance. This new standard will replace all current guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The guidance is effective for interim and annual periods beginning after December 31, 2018. The standard may be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company has adopted this standard upon inception.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

4.	STOCKHOLDERS’ EQUITY

As of December 31, 2021, the Company's certificate of incorporation, as amended and restated, authorized the Company to issue two classes of stock: preferred stock and common stock. The Company is authorized to issue 10,000,000 shares of preferred stock and 40,000,000 shares of common stock. All classes of stock have a par value of $0.0001 per share. The preferred stock are convertible into shares of common stock.

The preferred stock may be divided into such number of series as the Board of Directors may determine. The Board of Directors is authorized to determine and alter the rights, preferences, privileges and restrictions granted to or imposed upon any unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock.

As of December 31, 2021, there were no shares of preferred stock issued or outstanding.

During the period ended December 31, 2021, the Company issued 7,100,000 shares of common stock to its founders. The Company recorded stock-based compensation of $710, the par value of the issuance.

Super ArmCo, Inc. 2021 Stock Plan

In December 2021, the Company has adopted the Super ArmCo, Inc. 2021 Stock Plan (“2021 Plan”), which provides for the grant of shares of stock options and stock appreciation rights (“SARs”) and restricted common shares to employees, non-employee directors, and non-employee consultants. The number of shares authorized by the 2021 Plan was 2,900,000. In December 2021, the Company granted 2,000,000 options to employees with an exercise price of $0.10 per share and remained outstanding and unexercised as of December 31, 2021. The options vest over a four-year period, and no options had vested as of December 31, 2021. The options were valued at the grant-date using the Black-Scholes option pricing model and had a trivial value. As of December 31, 2021, there were 900,000 shares available for issuance under the 2021 Plan.

ALLY ROBOTICS, INC.

STATEMENT OF CASH FLOWS

5.	COMMITMENTS AND CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matters will have a material adverse effect on its business, financial condition or results of operations.

6.	SUBSEQUENT EVENTS

In January 2022, the Company entered into a convertible promissory note agreement with Miso Robotics, Inc., a related entity and founding stockholder of the Company, for a principal amount of $1,000,000. The note bears interest at 5% per annum and matures on the earlier of a) January 7, 2024 or b) at the closing of the next equity financing, at the lender’s election. The conversion price is a 20% discount to the lowest share pricing in the triggering equity financing. This note is senior to all other unsecured debts of the Company.

On February 25, 2022, the Company changed its name from Super Armco, Inc. to Ally Robotics, Inc.

Through the issuance date, the Company granted 150,000 options at an exercise price of $0.10 per share, with a four-year vesting period.

Management has evaluated subsequent events through April 18, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these financial statements.

ALLY ROBOTICS, INC.

STATEMENT OF CASH FLOWS

Exhibits

1.1 Broker-Dealer Agreement with Dalmore Group, LLC

2.1 Second Amended and Restated Certificate of Incorporation

2.2 Amended and Restated Bylaws

4.1 Form of Subscription Agreement

6.1 Master Services Agreement between Ally Robotics, Inc. and Wavemaker Labs Asia, Inc.

6.2 R&D Partnership Agreement between Ally Robotics, Inc. and Miso Robotics, Inc.

11.1 Consent of Independent Auditor

11.2 Consent of Miso Robotics, Inc.

12.1 Opinion of counsel as to the legality of the securities*

* To be filed by amendment

ALLY ROBOTICS, INC.

STATEMENT OF CASH FLOWS

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bellevue, Washington on April 26, 2022.

Ally Robotics, Inc.

By	/s/ Mitch Tolson
Mitch Tolson, Chief Executive Officer and Director
Ally Robotics, Inc.
Date: April 26, 2022

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ Kevin Morris
Kevin Morris, Chief Financial Officer and Director
Ally Robotics, Inc.
Date: April 26, 2022

By	/s/ Michael Bell
Michael Bell, Director
Ally Robotics, Inc.
Date: April 26, 2022